SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

THE MONY GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

On January 23, 2004, The MONY Group Inc. published the following Fact Sheet on its website, www.mony.com.

FACT SHEET

MONY AND AXA FINANCIAL

2002 Revenues	Assets Under Management (as of 9/30/03)	Brands

$2.3 billion	Approx. $55 billion	MONY Life Insurance Company, MONY Life of America, The Advest Group, Inc., Enterprise Capital Management, Matrix Capital Markets Group, Inc., Lebenthal, a division of Advest, Inc., and U.S. Financial Life Insurance Company.

$7.5 billion	Approx. $472 billion	The Equitable Life Assurance Society of the U.S., AXA Advisors, LLC, AXA Network, Alliance Capital Management, L.P., Sanford C. Bernstein & Co., and AXA Distributors, LLC.

TRANSACTION SUMMARY

• Purchase Price	• $31.00 in cash per each share of MONY common stock

• Transaction Value	• Approx. $1.5 billion

• Date & Time of Stockholder Meeting	• Tuesday, February 24, 2004 • 9:30 a.m. local time • New York Marriott Marquis Hotel • 1535 Broadway, New York, New York

• Expected Closing of Transaction	• Second Quarter of 2004

A FULL AND FAIR OFFER FOR STOCKHOLDERS

	MONY Share Price	Purchase Price	Implied Premium
52-Week Average Prior to Announced Transaction (9/17/03)	$24.74	$31.00	25.30%
30-Day Average Prior to Announced Transaction (9/17/03)	$27.72	$31.00	11.83%
As of day of announcement 9/17/03	$29.33	$31.00	5.69%

NO IMPACT ON POLICYHOLDERS

•	The transaction will have no effect on existing life insurance or annuity policies issued by MONY or its subsidiary companies.

•	All policyholder rights, benefits and obligations continue as though the transaction had not occurred.

•	MONY clients can continue to access information on MONY’s various products and services through the Products and Services section of MONY’s website at www.mony.com.

•	MONY professionals remain committed to providing policyholders with the best advice possible.

QUESTIONS & ANSWERS

(Additional Questions and Answers and other important information about the transaction are included in MONY’s definitive proxy statement, which is available on MONY’s website.)

What will MONY stockholders be asked to vote on?

You are being asked to consider and adopt the merger agreement, pursuant to which AXA Financial will acquire MONY through the merger of a wholly-owned subsidiary of AXA Financial, AIMA Acquisition Co., with and into MONY. In addition, in the event that there are not sufficient votes to adopt the merger agreement at the special meeting, you are being asked to consider and approve any proposal which might be made to postpone or adjourn the special meeting in order to solicit additional votes in favor of adoption of the merger agreement.

What will MONY stockholders receive in the merger?

In the merger, each issued and outstanding share of common stock of MONY will be converted into the right to receive $31.00 in cash, without interest and less any required withholding tax (subject to the right of stockholders who do not vote in favor of the merger to seek appraisal under Delaware law). MONY’s Board of Directors unanimously recommends that MONY stockholders vote “FOR” the adoption of the merger agreement.

What does MONY’s Board of Directors recommend?

MONY’s board of directors unanimously recommends that MONY stockholders vote “FOR” adoption of the merger agreement. MONY’s board of directors considered many factors in deciding to recommend adoption of the merger agreement, including, among other things: the consideration of $31.00 per share in cash to be paid in the proposed merger; the environment in which MONY operates and its impact on MONY’s opportunities as a stand-alone entity or to consummate an alternative strategic transaction in the future; the strategic alternatives currently available to MONY and MONY’s financial condition, results of operations and business and earnings prospects. The $31.00 cash per share merger consideration represents a premium of approximately 5.69% relative to the closing price of MONY common stock on

September 17, 2003 and approximately 25.30% relative to the average daily closing price of MONY common stock over the one-year period ended September 17, 2003.

Does AXA Financial have the financial resources to pay the aggregate merger consideration?

The aggregate consideration payable in the merger is approximately $1.5 billion. AXA Financial has represented to MONY that, as of the closing of the merger, it will have available cash sufficient to pay for and complete the merger. There is no financing condition to the consummation of the merger.

When will the merger be completed and when will MONY stockholders receive payment for their shares?

We are working toward completing the merger as quickly as possible following the stockholder vote, and believe it will be completed by the end of the second quarter of 2004. However, the closing of the merger could occur earlier or later than the second quarter of 2004 because the completion of the merger is contingent on the satisfaction of a number of closing conditions. These conditions include the approval of MONY stockholders and the approval of regulatory authorities, including applicable insurance and banking regulatory authorities. The effective time of the merger (i.e., the actual closing date) will occur on the third business day following the satisfaction or waiver of the conditions to the merger contained in the merger agreement, or on such other date as MONY and AXA Financial may otherwise agree.

Will MONY continue to pay dividends on shares of MONY common stock pending completion of the merger?

The merger agreement provides that at any time after January 1, 2004, MONY can set a record date for, and declare and pay, a dividend to its stockholders out of its “Adjusted Net Earnings” (as defined in the merger agreement) for the last six months of 2003, up to a maximum dividend of $0.45 per share of MONY common stock. Accordingly, MONY may or may not be able to pay a dividend to its stockholders, depending on its financial results for the last six months of 2003. MONY’s preliminary estimate of Adjusted Net Earnings for the third quarter of 2003 is approximately $0.08 per share of MONY common stock. There is a substantial risk that the MONY stockholders may receive little or no dividend.

Are shareholders entitled to appraisal rights?

Yes. Under Delaware law, if the merger is completed and you do not vote in favor of adopting the merger agreement, you have the right to seek appraisal of the fair value of your shares of MONY common stock, as determined by the Delaware Court of Chancery. However, you can only secure appraisal rights if you deliver a written demand for an appraisal before the vote on the merger agreement and comply with the applicable Delaware law procedures. The amount awarded by the Delaware Court of Chancery could be greater than, less than or equal to $31.00 in cash per share of MONY common stock, and the demand for appraisal becomes irrevocable 60 days after the effective time of the merger. AXA Financial is not obligated to complete the merger if appraisal rights are perfected by holders of more than 10% of the issued and outstanding shares of MONY common stock as of immediately prior to the merger.

However, AXA Financial has the right, in its sole discretion, to waive this condition and complete the merger.

What are the U.S. federal income tax consequences of the transaction?

The conversion of shares into cash pursuant to the merger is a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. You should consult your own tax advisor about the particular tax consequences of the merger to you.

When and where is the special meeting of stockholders to consider and act on the proposed merger?

The special meeting of stockholders will be held on Tuesday, February 24, 2004, at 9:30 a.m. local time, at the New York Marriott Marquis Hotel, 1535 Broadway, New York, New York.

What do I need to do now?

We urge you to read MONY’s definitive proxy statement carefully, including its annexes, and consider how the merger affects you. Then, simply mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope provided. Should you prefer, you may cast your vote by proxy – by telephone or via the Internet – in accordance with the instructions on the enclosed proxy card or the voting instruction form received from any broker, bank or other nominee that may hold shares of MONY common stock on your behalf. Please act as soon as possible so that your shares of MONY common stock can be voted at the special meeting.

Who can be contacted with questions?

If you have questions with respect to the proposed transaction, you can contact D. F. King & Co., Inc., which is assisting MONY in connection with the proposed merger. Call toll-free at 1-800-488-8075. Information is also available on MONY’s website: www.mony.com.

Important Legal Information

MONY has filed a definitive proxy statement and intends to file other documents regarding the proposed merger of MONY with AXA Financial with the Securities and Exchange Commission (the “SEC”). Before making any voting or investment decisions, investors and security holders of MONY are urged to read the definitive proxy statement regarding the merger, carefully in its entirety, because it contains important information about the proposed transaction. This definitive proxy statement has been sent to the stockholders of MONY seeking their approval of the transaction. Investors and security holders may obtain free copies of the definitive proxy statement, and other documents filed with, or furnished to, the SEC by MONY at the SEC’s web site at www.sec.gov. The definitive proxy statement and other documents may also be obtained for free from MONY and AXA Financial by writing to Shareholder Services, MONY, 1740 Broadway, New York, NY 10019; Attn. John MacLane (jmaclane@mony.com), or to AXA Financial, 1290 Avenue of the Americas, New York, NY 10104, Attn. Robert Walsh (Robert.Walsh@axa-financial.com).